Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of March 9, 2023, Medallion Financial Corp. (the “Company” or “we”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share (“Common Stock”).

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), and our Second Amended and Restated By-Laws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law, for additional information.

Authorized and Outstanding Common Stock

Pursuant to the Certificate of Incorporation, our authorized capital stock consists of 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of March 9, 2023, 23,319,836 shares of Common Stock were outstanding. All shares of Common Stock currently issued and outstanding are fully paid and non-assessable. No shares of Preferred Stock are currently outstanding.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock and does not have any right to cumulate votes in the election of directors.

Dividends

Subject to any preferential rights of any Preferred Stock created by our board of directors, each outstanding share of Common Stock is entitled to such dividends as our board of directors may declare from time to time out of funds that we can legally use to pay dividends.

Liquidation Rights

In the event of liquidation, dissolution or winding-up of the Company, holders of Common Stock will be entitled to receive on a pro-rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Preferred Stock, if any.

Listing

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “MFIN.”